Exhibit 99.1

Zones Announces Second Quarter of 2003 Results

    RENTON, Wash.--(BUSINESS WIRE)--July 24, 2003--Zones, Inc. (the "Company," "Zones"(TM)) (Nasdaq:ZONS), a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three month period ended June 30, 2003.
    Total net sales were $119.1 million in the second quarter of 2003 compared to $107.8 million in the second quarter of 2002. The Company reported a net loss of $125,000, or $0.01 per share, for the second quarter of fiscal year 2003 compared with net income of $373,000, or $.03 per share, for the same quarter a year ago. Results for the quarter ended June 30, 2003 included $43,000 for the amortization of an intangible asset booked due to the March 31, 2003 acquisition of Corporate PC Source ("CPCS"), and $127,000 for fees associated with legal counsel and special committee evaluation of the going-private proposal.
    Net sales for the six months ended June 30, 2003 were $217.7 million compared to $207.6 million for the corresponding period of the prior year. The net loss for the six months ended June 30, 2003 was $770,000 or $.06 per share compared to net earnings in the first six months of 2002 of $454,000, or $0.03 per share.

    Operating Highlights

    Sales to the small to medium sized business ("SMB"), enterprise accounts and the public sector market increased to $108.4 million in the second quarter of 2003 compared to $90.7 million in the same period of 2002 and increased sequentially from $86.4 million. The sales to these customers increased as a percent of total net revenue for the three-month period ending June 30, 2003 to 91.0% from 84.1% and 87.6% at June 30, 2002 and March 31, 2003, respectively. This shift in sales mix is consistent with the Company's direct model focused on selling into the SMB and enterprise market.
    Gross profit margins were 10.9% in the second quarter of 2003, up sequentially from 10.5% in the first quarter of 2003. Gross profit margins were increased by the Company's January 1, 2003 adoption of Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor's Products)." See Footnote I below for additional information on EITF 02-16. Due to the adoption of EITF 02-16, the Company recorded vendor consideration of $1.7 million as a reduction to cost of sales in the second quarter of 2003. Excluding the impact of EITF 02-16, the gross profit margin would have been 9.5% in the second quarter of 2003 compared to 10.0% for the same period of the prior year. The year over year decline in gross profit margin percentage has been primarily due to customer mix, product mix and a reduction in related vendor programs. This percentage is a non-GAAP measure that is being presented for comparison purposes only as the adoption of EITF 02-16 did not impact prior year gross profit margins.
    Gross profit margins as a percent of sales will continue to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.
    Total selling, general and administrative expenses as a percent of net sales were 9.1% in the second quarter of 2003, flat compared to the corresponding period of the prior year, and down sequentially from 10.3% for the first quarter of 2003. The decline in the percent is primarily due to the increase in sales volume
    The adoption of EITF 02-16 had no impact on the Company's operating profit, as the $1.7 million of vendor consideration which reduced the cost of sales would previously have reduced advertising expense.

    Asset Management

    The Company ended the quarter with a cash balance of $1.8 million. The decline in cash from the preceding quarter reflects a $4.9 million cash payment made for the purchase of the shares of CPCS. In addition, the Company continued to utilize its cash position to take advantage of favorable discount terms offered by certain vendors. Consolidated working capital increased to $17.4 million at June 30, 2003 from $17.1 million at March 31, 2003.
    Net inventory of $12.5 million at June 30, 2003 remained unchanged compared to the balance at March 31, 2003. Inventory turns increased slightly to 34 times annually. Concurrently, trade accounts receivable decreased to $48.7 million at June 30, 2003 from $49.8 million at March 31, 2003. Days sales outstanding were 45 days at June 30, 2003.

    Footnote I

    During the first quarter of 2003, the Company adopted Emerging Issues Task force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a vendor by a Customer (Including a Reseller of the Vendor's Products)." The income statement classification of EITF 02-16 covers vendor consideration related to agreements entered into, or modified, after January 1, 2003. EITF 02-16 requires that consideration from vendors, such as advertising support funds, be accounted for as a reduction to cost of sales unless certain requirements are met showing that the funds are used for a specific program entirely funded by an individual vendor. If these specific requirements related to individual vendors are met, the consideration is accounted for as a reduction in the related expense category, such as advertising or selling and administrative expense. The Company provides numerous advertising programs to support its vendors, some of these programs relate to multiple vendors while other are performed on behalf of an individual vendor for a specific program.

    About Zones, Inc.

    Zones, Inc. and its affiliates are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, enterprise, and public sector accounts, while supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Sony and Toshiba.
    Incorporated in 1988, Zones, Inc., is headquartered in Renton, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.
    A live webcast of the Company's management's discussion of the first quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held tomorrow, July 25, 2003 at 12:00 pm EST.

    This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, dependence on revenue of products, vendor support, competition, pressure on margin, variability of operating results, changing methods of distributions, potential disruption of business, potential increases in postage, shipping, and paper costs, reliance on vendor relationships, state revenue or use tax uncertainties, dependence on personnel, reliance on outsourced distribution, and rapid technological change and inventory obsolescence, and other risks and uncertainties detailed in the Company's filings with the SEC.


                              ZONES, INC.
                      CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                              (Unaudited)

                                                      June    December
                                                       30,       31,
                                                       2003      2002
                                                     -------   -------
ASSETS
Current assets
  Cash and cash equivalents                         $ 1,779   $ 9,048
  Receivables, net                                   56,213    45,368
  Inventories, net                                   12,463    11,273
  Prepaids                                            1,003     1,239
  Deferred income taxes                               2,536     2,514
                                                     -------   -------

       Total current assets                          73,994    69,442

Property and equipment, net                           4,694     5,565
Goodwill                                              4,075         -
Deferred income tax                                   5,557     4,771
Other assets                                            367       174
                                                     -------   -------

       Total assets                                 $88,687   $79,952
                                                     =======   =======

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $40,025   $38,453
  Accrued liabilities and other                      11,536     9,960
  Line of credit                                      4,161         -
  Current portion of capital lease obligations           85       226
  Current portion of deferred rent obligations           31       216
  Notes payable                                         833         -
                                                     -------   -------

       Total current liabilities                     56,671    48,855

Notes payable, net of current portion                 1,667         -
                                                     -------   -------

       Total liabilities                             58,338    48,855
                                                     -------   -------

Commitments and contingencies

Shareholders' equity:
  Common stock                                       39,576    39,554
  Accumulated deficit                                (9,227)   (8,457)
                                                     -------   -------

       Total shareholders' equity                    30,349    31,097
                                                     -------   -------

       Total liabilities & shareholders' equity     $88,687   $79,952
                                                     =======   =======



                              ZONES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)

                                    For the three   For the six months
                                         months
                                     ended June 30,    ended June 30,
                                     2003     2002     2003     2002
                                   -------- -------- -------- --------

Net sales                         $119,106 $107,771 $217,738 $207,619
Cost of sales                      106,165   96,948  194,461  186,246
                                   -------- -------- -------- --------

  Gross profit                      12,941   10,823   23,277   21,373
Selling, general and
 administrative expenses            10,898    9,759   21,089   19,989
Advertising expense                  2,255      455    3,451      657
                                   -------- -------- -------- --------

  Income (loss) from operations       (212)     609   (1,263)     727
                                   -------- -------- -------- --------

Other (income) expense:                103        2       95      (13)

Income (loss) before income taxes     (315)     607   (1,358)     740
Provision (benefit) for income
 taxes                                (190)     234     (588)     286
                                   -------- -------- -------- --------
  Net income (loss)               $   (125)$    373 $   (770)$    454
                                   ======== ======== ======== ========


  Basic earnings (loss) per share $  (0.01)$   0.03 $  (0.06)$   0.03
  Shares used in computation of
     basic earnings (loss) per
      share                         13,627   13,581   13,633   13,573
                                   ======== ======== ======== ========

  Diluted earnings (loss) per
   share                          $  (0.01)$   0.03 $  (0.06)$   0.03
  Shares used in computation of
     diluted earnings (loss) per
      share                         13,627   13,700   13,633   13,633
                                   ======== ======== ======== ========


                         Operating Highlights
                           Supplemental Data

Three Months Ending June 30, 2003
---------------------------------

                     % of net sales   AE's    # of Orders     AOS
                     -------------------------------------------------
 Outbound                 75.6%       185       76,000       1,180

 Inbound & Consumer
  Unassist                 9.0%        33       26,000         422
 Major Customer           15.4%        35       17,000       1,126


                             Q2 '03      Q1 '03     Q2 '02
                         ------------------------------------
 Average Productivity     (annualized)
    Per Outbound
     AE(1)                  1,948,000  1,518,000  1,726,000
    Per Employee              812,000    708,000    840,000

(1) Outbound productivity excludes sales and headcount from major customer.

 Average Tenure (in
  months)
    Outbound AE                   26          26         26
    Inbound AE                    50          44         40


Sales Mix
---------
                               Quarter Ended
                         -------------------------
                            6/30/2003  6/30/2002
                         -------------------------

 Product Mix (% of sales)
 Notebook & PDA's             15.4%      16.2%
 Desktops & Servers           21.3%      19.3%
 Software                     11.1%      15.0%
 Storage                      11.2%      10.7%
 NetComm                       5.0%       6.6%
 Printers                      8.8%       7.9%
 Monitors & Video             10.6%      10.4%
 Memory & Processors           5.8%       4.4%
 Accessories & Other          10.8%       9.4%


 ZonesConnect Direct
  Web Sales              4,484,000  2,207,000

 % of Total Sales
  Drop-shipped                35.5%      25.8%


Balance Sheet Metrics
---------------------

                     June 30, 2003
                     -------------------------------------------------
                         Zones        CPCS    EliminationConsolidated
                     -------------------------------------------------
 Accounts Receivable,
  net                  48,786,000   7,427,000              56,213,000
 Inventory, net        11,121,000   1,342,000              12,463,000
 Shareholder's Equity  30,435,000   3,700,000 (3,742,000)  30,393,000

 DSO, annualized                                                   45
 Inventory Turns,
  annualized                                                       34


    CONTACT: Zones, Inc.
             Ronald McFadden, 425-430-3000